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                                                                     EXHIBIT 4.5

                           SUPPLEMENTARY AGREEMENT TO
                  COMPREHENSIVE PRODUCTS AND SERVICES AGREEMENT

      This Supplementary Agreement to Comprehensive Products and Services Agreement (this "Supplementary Agreement") is executed this 9th day of June, 2005 in Beijing by and between the following two parties through their respective authorized representatives:

      (1) China National Petroleum Corporation ("CNPC"), a state-owned enterprise duly established and existing under the laws of the People's Republic of China (the "PRC"), with its enterprise legal person business license number being 1000001001043 and registered address being at Liupukang, Xicheng District, Beijing; and

      (2) PetroChina Co., Ltd. ("PetroChina"), a joint stock limited company duly established and existing under the laws of the PRC, with its enterprise legal person business license number being 1000001003252 and registered address being at 16 Andelu, Dongcheng District, Beijing.

      WHEREAS,

      1. PetroChina is a company incorporated under the laws of the PRC and its H shares and the American Depositary Shares are currently listed and traded on the Stock Exchange of Hong Kong Limited and on the New York Stock Exchange, Inc. respectively. PetroChina shall, therefore, comply with the laws of the PRC and of the jurisdictions in which its shares are listed in the conduct of its operations and other business activities.

      2(pound)(R)CNPC and PetroChina executed the Comprehensive Products and Services Agreement dated March 10, 2000 (the "Master Agreement"), whereby, CNPC and PetroChina shall, and shall agree to cause their respective subsidiaries, branches and other controlled entities to, provide relevant products and services to each other pursuant to relevant provisions therein.

      3. PetroChina intends to increase registered capital of Zhong You Kan Tan Kai Fa Co., Ltd. (the "Zhong You Kan Tan"), indirectly 100% owned subsidiary of CNPC, so as to acquire 50% of the equity interest in Zhong You Kan Tan. For the purpose thereof, PetroChina and CNPC have agreed to make amendments to the Master Agreement, which shall constitute a supplementary agreement thereto.

      4. Both parties hereby agree to, and warrant that they will cause their respective subsidiaries, branches and any other controlled entities to, provide relevant products and services to each other both within and outside of the PRC pursuant to the terms and principles set forth in the Master Agreement and this Supplementary Agreement.

Now, therefore, the parties hereto reach agreement as follows:

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                                    ARTICLE 1

      CNPC and PetroChina agree that the Master Agreement shall be amended as follows:

      1. "Government-Set-Price" shall mean the price for such type of services as determined in any laws, regulations, decisions, orders or guidelines enacted by any government of the relevant country/region (including but not limited to any central government, federal government, local government, state/league government, and any other instrumentality that rules a certain territory by controlling domestic issues and foreign affairs thereof, in whatever name, structure and form), and any other regulatory authority.

      2. "Market Price" shall mean the price determined according to the following order of priority:

      (i) the price then charged by independent third parties providing such type of services at arm's length in the region where such type of services is provided; or

      (ii) the price then charged by independent third parties providing such type of services at arm's length in the regions/ countries near the region where such type of services is provided.

      3. This Supplementary Agreement shall be effective for a term of three (3) years, commencing from the date on which this Supplementary Agreement comes into effect. The Master Agreement shall remain effective during the term hereof and shall expire simultaneously with the expiration of the Supplementary Agreement.

                                    ARTICLE 2

      This Supplementary Agreement shall constitute amendments and supplements to the Master Agreement. Any matters not covered hereunder shall be governed by the Master Agreement. In case of any discrepancy between this Supplementary Agreement and the Master Agreement, this Supplementary Agreement shall prevail.

                                    ARTICLE 3

      This Supplementary Agreement shall come into effect after being executed by the authorized representatives of both parties hereto and approved by the shareholders' general meeting of PetroChina and PetroChina having become the shareholder of Zhong You Kan Tan.

                                    ARTICLE 4

      IN WITNESS WHEREOF, both parties have caused this Supplementary Agreement to be executed at the date written on the first page above.

                                       -2-
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CHINA NATIONAL PETROLEUM CORPORATION (company seal)

By: /s/ Zhou Jiping
    ----------------------------

PETROCHINA CO., LTD. (Company)

By: /s/ Wang Guoliang
    ----------------------------

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